Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2007	2006
Assets

Current assets:
Cash and cash equivalents	$125,239	$52,619
Auction-rate securities	—	102,533
Accounts receivable (less allowance for doubtful accounts of $16,460 at Dec. 31, 2007 and $5,001 at Dec. 31, 2006)	515,490	339,079
Inventories	43,591	25,834
Prepaid expenses and other	19,379	16,681
Deferred income taxes (Note 6)	—	1,789
Refundable income taxes	6,553	3,957

Total current assets	710,252	542,492

Property, plant and equipment, at cost:
Land and buildings	79,662	55,723
Machinery and equipment	227,141	142,085
Office furniture and equipment	176,425	61,903
Automobiles	221	216
Leasehold improvements	22,934	2,949

	506,383	262,876
Less accumulated depreciation and amortization	(201,832)	(153,490)

Net property, plant and equipment	304,551	109,386

Intangible assets (Note 3):
Goodwill	897,569	173,134
Other intangibles	331,555	35,555

	1,229,124	208,689
Less accumulated amortization	(83,195)	(75,280)

Net intangible assets	1,145,929	133,409

Investments	7,159	4,899
Other assets	22,562	11,240

Total assets	$2,190,453	$801,426

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets, Continued

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2007	2006
Liabilities and Stockholders’ Equity

Current liabilities:
Current portion long-term debt	$30,900	$—
Accounts payable	333,749	268,834
Accrued interest	18,157	3,307
Accrued compensation and benefits	51,951	23,671
Accrued other expenses	58,553	17,150
Progress billings	45,616	49,258
Deferred income taxes (Note 6)	2,470	—

Total current liabilities	541,396	362,220

Long-term debt (Note 4)	1,279,640	259,931

Other non-current liabilities	29,026	8,195
Deferred income taxes (Note 6)	120,500	3,506

Stockholders’ equity (Notes 9 and 10):
Preferred stock of $.01 par value. Authorized 25,000,000 shares; no shares issued or outstanding at Dec. 31, 2007 and Dec. 31, 2006
Common stock of $.01 par value. Authorized 100,000,000 shares; issued 63,416,039 at Dec. 31, 2007 and 63,264,925 at Dec. 31, 2006; outstanding 47,935,022 at Dec. 31, 2007 and 47,783,908 at Dec. 31, 2006	634	633
Additional paid-in capital	51,482	44,225
Retained earnings	692,263	638,209
Accumulated other comprehensive (loss)/income	(4,261)	4,734
Treasury stock, at cost (15,481,017 shares at Dec. 31, 2007 and 15,481,017 shares at Dec. 31, 2006)	(520,227)	(520,227)

Total stockholders’ equity	219,891	167,574

Total liabilities and stockholders’ equity	$2,190,453	$801,426

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Income

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars, except per share data)	2007	2006	2005
Revenues	$2,242,171	$1,043,491	$1,131,043

Costs and expenses:
Cost of sales	1,714,181	789,588	836,331
Amortization of intangible assets	7,915	556	599
Selling, general and administrative	354,305	151,358	142,656

Total costs and expenses	2,076,401	941,502	979,586

Earnings from operations	165,770	101,989	151,457

Other expenses and income:
Interest expense	84,915	24,749	10,927
Interest income	(5,333)	(4,766)	(1,786)
Other (income) and expenses, net	(2,672)	(1,532)	(3,909)

Total other expenses and income	76,910	18,451	5,232

Earnings before income taxes	88,860	83,538	146,225

Income taxes	30,858	32,256	50,829

Net earnings	$58,002	$51,282	$95,396

Net earnings per common share, basic	$1.21	$1.07	$1.93

Net earnings per common share, diluted	$1.21	$1.07	$1.90

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Stockholders’ Equity

(in thousands of U.S. dollars)	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Compre- hensive Income (Loss)	Total	Total Compre- hensive Income

Balances at Dec. 31, 2004	$631	$25,996	$491,531	$(381,437)	$3,785	$140,506
Net earnings			95,396			95,396	$95,396
Other comprehensive income:
Foreign currency translation							(2,577)
Loss on hedging contracts							(21)
Accrued interest on auction- rate securities							139

Total comprehensive income							$92,937

Stock repurchase		6,705		(175,743)		(169,038)
Exercise of stock options		3,785		33,580		37,365
Deferred compensation		(710)				(710)
Stock grants	1	2,401				2,402
Other comprehensive (loss)/income					(2,396)	(2,396)

Balances at Dec. 31, 2005	632	38,177	586,927	(523,600)	1,389	103,525
Net earnings			51,282			51,282	$51,282
Other comprehensive income:
Foreign currency translation							3,143
Gain on hedging contracts							31
Accrued interest on auction- rate securities							100

Total comprehensive income							$54,556

Stock repurchase		(1,525)		(2,379)		(3,904)
Exercise of stock options		490		5,752		6,242
Deferred compensation		(370)				(370)
Stock grants	1	1,953				1,954
Stock option expense		5,500				5,500
Other comprehensive income (loss)					3,345	3,345

Balances at Dec. 31, 2006	633	44,225	638,209	(520,227)	4,734	167,574
Net earnings			58,002			58,002	$58,002
Other comprehensive income:
Foreign currency translation							1,981
Loss on hedging contracts, net of tax							(10,527)
Accrued interest on auction- rate securities, net of tax							(240)

Total comprehensive income							$49,216

FIN 48 adjustment			(3,948)			(3,948)
Exercise of stock options
Deferred compensation		(563)				(563)
Stock grants	1	2,303				2,304
Stock option expense		5,517				5,517
Other comprehensive income					(8,995)	(8,995)

Balances at Dec. 31, 2007	$634	$51,482	$692,263	$(520,227)	$(4,261)	$219,891

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Cash Flows

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2007	2006	2005
Cash flows from operating activities:
Net earnings	$58,002	$51,282	$95,396
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	54,592	14,374	15,374
Amortization of intangibles	7,915	556	599
Amortization of bond discount	3,484	215	453
Provision for losses on accounts receivable	5,290	1,128	346
Writedown of impaired assets	3,063	2,136	—
Gain on equity investments	(2,040)	(407)	(300)
Stock-based compensation charge	7,258	7,083	1,654
Loss on sale of property, plant and equipment	246	—	36
Deferred income taxes	3,648	1,569	4,201
Changes in assets and liabilities which increase (decrease) cash flow:
Accounts receivable	3,411	(66,344)	(9,285)
Inventories	(11,613)	(599)	2,381
Prepaid expenses and other	9,013	(4,174)	3,592
Other assets	25,946	(7,067)	1,968
Other liabilities	(17,993)	105	(272)
Accounts payable	29,023	53,138	(16,128)
Accrued interest and expenses	(8,702)	(5,053)	(2,196)
Income taxes	249	(3,080)	5,862
Progress billings	(13,960)	4,944	12,508

Total adjustments	98,830	(1,476)	20,793

Cash flows provided from operating activities	$156,832	$49,806	$116,189

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Cash Flows, Continued

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2007	2006	2005
Cash flows from investing activities:

Additions to property, plant and equipment	$(30,545)	$(16,256)	$(24,666)
Replacement equipment reimbursed by insurance companies from damage claims	—	—	(6,268)
Purchases of auction rate securities	(156,335)	(629,091)	(341,929)
Proceeds from auction rate securities	258,869	598,589	372,765
Acquisition of ADVO, net of cash acquired	(1,187,874)	—	—
Investments and advances to affiliated companies	(1,000)	(4,000)	—
Other	(604)	202	231

Net cash (used in) provided by investing activities	(1,117,489)	(50,556)	133

Cash flows from financing activities:

Borrowings of long-term debt	1,130,000	—	—
Payment of debt issue costs	(19,212)	—	—
Repayment of long-term debt	(79,425)	(14,440)	—
Proceeds from issuance of common stock	—	5,752	33,580
Purchase of treasury shares	—	(3,913)	(169,037)

Net cash provided by (used in) financing activities	1,031,363	(12,601)	(135,457)

Effect of exchange rate changes on cash	1,914	1,650	(1,759)

Net increase (decrease) in cash and cash equivalents	72,620	(11,701)	(20,894)

Cash and cash equivalents at beginning of the year	52,619	64,320	85,214

Cash and cash equivalents at end of the year	$125,239	$52,619	$64,320

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$65,528	$24,749 *	$10,205
Cash paid during the year for income taxes	$24,444	$36,536	$43,070
Non-cash investing and financing activities:
Stock issued under stock-based compensation plan	$2,304	$1,954	$2,402
Acquisition of capital assets in accounts payable	$7,757	—	—

*	Includes cash paid during the year for swap and swaption contracts of $13,751 related to the ADVO transaction.

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(1) SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Valassis Communications, Inc. (Valassis) and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

The Company’s investments in joint ventures which are not “majority owned” or controlled are accounted for under the equity method. The Company’s portion of the earnings or losses in the joint ventures is recorded on the “Consolidated Statements of Income.”

REVENUE RECOGNITION

•	Revenue for newspaper-delivered promotions is recognized in the period the product is distributed in the newspaper.

•

In accordance with industry practice, Valassis generally pre-bills FSI customers in advance of the related distribution date. However, these billings are reflected as progress billings (liability) until the appropriate distribution period.

•	Products and services not distributed via newspapers are recognized in revenue when the product is shipped, accepted by the USPS or the service is performed.

•

Revenue generated by NCH for processing coupons for payment does not include the face value of the coupon or the retailer handling fee. Once the coupon processing is complete, the NCH processing fee revenue is recognized.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

Valassis considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

AUCTION-RATE SECURITIES

Auction-rate Securities (ARS) are securities that have stated maturities beyond three months but are priced and traded as short-term instruments due to the liquidity provided through the interest rate reset mechanism of 7 to 35 days. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” these ARS are classified as available-for-sale and are carried at cost, or par value which approximates the fair market value. Accrued interest is recorded in other comprehensive income.

INVENTORIES

Inventories are accounted for at lower of cost or market using the first in, first out (FIFO) method of inventory valuation.

CUSTOMER CONTRACT INCENTIVES

Valassis occasionally provides upfront cash incentives to key customers to secure the value of a long-term contract. The cost of such incentives are capitalized and amortized as a reduction to revenue over the life of the customer contract to match the associated value of the contract.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment are stated at cost. Expenditures and improvements that add significantly to the productive capacity or extend the useful life of an asset are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the estimated life of the related asset or the lease-term using the straight-line method. Property, plant and equipment are reviewed annually for impairment. The useful lives of the major classes of property, plant and equipment are as follows:

Class	Range
Buildings/Building Improvements	10 - 30 years
Machinery and equipment	5 - 20 years
Office furniture, fixtures, and computer equipment and software	3 - 10 years
Automobiles	3 years
Leasehold improvements	5 - 10 years

GOODWILL AND INTANGIBLE ASSETS

Intangible assets largely consist of goodwill arising from our acquisitions. Under the provisions of SFAS No. 142, goodwill and other intangibles with indefinite lives are not amortized but are subject to review annually or as needed based on impairment indicators. As part of this review, we assess the useful lives assigned to intangible assets.

Intangible assets with definite lives are amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. Fully amortized intangible assets are removed from the cost and accumulated amortization accounts.

INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

STOCK-BASED COMPENSATION

Valassis grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant. Valassis adopted SFAS No. 123R, as required, in 2006. The standard requires that all share-based compensation be recorded in the financial statements at the grant date fair value. Valassis applied this Statement to all unvested awards outstanding as of December 31, 2005 and all awards granted on or after January 1, 2006. Compensation cost is being recognized on and after January 1, 2006 for the fair value of new grants issued and for the unvested portion of outstanding awards at that date based on the grant-date fair value of these awards previously calculated under SFAS 123 for pro-forma disclosures. Prior period financial statements are not restated to reflect the effect of SFAS 123R. Prior to 2006, we accounted for stock option grants in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” and, accordingly, recognized no compensation expense for the stock option grants.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

The following table reconciles reported net income to pro forma net income as if we accounted for stock options under the fair value method of SFAS No. 123 in 2005. (See Note 9 for additional disclosures).

YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2005
Net income, as reported	$95,396

Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,076

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted since January 1, 1995, net of related tax effects	(19,930)

Pro forma net income	$76,542

Earnings per share:
Basic—as reported	$1.93
Basic—pro forma	$1.55

Diluted—as reported	$1.90
Diluted—pro forma	$1.53

On December 6, 2005, the Compensation/Stock Option Committee of the Board approved the acceleration of vesting of all underwater unvested stock options outstanding at December 31, 2005, with an exercise price greater than the December 30, 2005 closing price of Valassis’ common stock of $29.07. As a result, options that would have otherwise vested from time to time during the five years subsequent to the fiscal year ended December 31, 2005 became immediately exercisable at December 31, 2005 and all associated pro forma expense is recognized in the disclosure above. Consequently, no expense related to these options remains to be recorded in the financial statements for future years.

DERIVATIVES AND HEDGING TRANSACTIONS

Valassis accounts for all derivative instruments and hedging activities under SFAS No. 133 as amended by SFAS No. 149. These statements require all derivative instruments to be recorded in the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships.

COMPREHENSIVE INCOME

Accumulated other comprehensive income consists of changes in the fair value of effective derivative instruments, foreign currency translation and accrued interest from ARS as set forth in the table below.

	DECEMBER 31,
(in thousands of U.S. dollars	2007	2006
Derivative instruments	$(10,372)	$237
Foreign currency translation	6,111	4,130
Accrued interest on ARS	—	367

Total accumulated other comprehensive (loss) income	$(4,261)	$4,734

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

ACCUMULATED FOREIGN CURRENCY TRANSLATION

The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year-to-year have been reported in accumulated other comprehensive income (loss) in stockholders’ equity.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. Valassis adopted FIN 48 effective January 1, 2007. The impact of FIN 48 on Valassis’ financial statements is discussed in Note 6 – Income Taxes to the Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, rather it applies under existing accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. On November 14, 2007, the FASB agreed to partially defer the effective date of the standard for certain nonfinancial assets and liabilities. We adopted SFAS No. 157 when required and do not expect a material impact on our financial condition, results of operations and liquidity.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159 permits companies to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on those items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS 159 when required and do not expect a material impact on our financial condition, results of operations and liquidity.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment to ARB No. 51” (SFAS 160). Under the provisions of SFAS 160, a non-controlling interest in a subsidiary or minority interest, must be classified as equity and the amount of consolidated net income specifically attributable to the minority interest must be clearly identified in the statement of consolidated earnings. SFAS 160 also requires consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any non-controlling interest in a deconsolidation. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. We have not yet determined the potential impact, if any, of SFAS 160 on our financial condition, results of operations and liquidity.

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations” (SFAS 141R). Under SFAS 141R, an acquiring entity will be required to recognize all assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. SFAS 141R will change the accounting treatment and disclosure for certain specific items in a business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period after December 15, 2008. SFAS 141R will have an impact on accounting for business combinations once adopted; however, the effect will be dependent upon acquisitions at that time.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

Financial instruments that potentially subject Valassis to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. We place our cash in short-term high credit quality securities. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising our customer base and their dispersion across many different industries and geographies. One customer, Procter & Gamble, accounted for slightly more than 10% of Valassis’ consolidated revenues during the years ended December 31, 2006 and 2005 and no single customer accounted for more than 10% of Valassis’ consolidated revenues during the year ended December 31, 2007. Generally, we do not require collateral or other security to support customer receivables.

Valassis’ debt is also a financial instrument with the estimated fair market value of the debt at $94.2 million below carrying value as of December 31, 2007 and $8.8 million below carrying value at December 31, 2006. See Note 4 for additional fair value disclosure. The carrying amounts of accounts receivable and accounts payable approximate fair value due to the short-term nature of these items.

(2) ACQUISITION

Valassis completed the acquisition of ADVO, Inc. (ADVO) on March 2, 2007 for approximately $1.2 billion, including the refinancing of approximately $125 million in existing ADVO debt, which was financed with debt as more fully described in Note 4 Long-Term Debt. The results of ADVO’s operations have been included in our Consolidated Financial Statements since the acquisition date. ADVO was one of the country’s leading direct mail companies, distributing direct advertising products on a weekly basis primarily through the United States Postal Service. The acquisition of ADVO including its national shared mail distribution network allows the combined company to offer clients unique, diverse and complete media plans for their value-oriented advertising content.

The acquisition was accounted for as a purchase in accordance with SFAS 141, “Business Combinations.” The total purchase price reflects transaction costs and is net of cash acquired. Amounts allocated to the assets acquired and liabilities assumed are based upon estimates of fair value as of the acquisition date, in accordance with SFAS 141.

The purchase price allocation for the acquisition is preliminary with respect to finalization of intangible asset and fixed asset valuations and integration accrual. As of December 31, 2007, the final valuation of certain tax contingencies and other items has not been resolved. The preliminary allocation of the purchase price for the acquisition was made to the following major opening balance sheet categories:

(in thousands of U.S. dollars)	March 2, 2007
Current assets, net of cash	$222,369
Property, plant and equipment	214,695
Goodwill	724,435
Intangible assets	296,000
Other non-current assets	20,035

Total assets acquired	$1,477,534

Current liabilities	$124,896
Non-current liabilities	164,764

Total liabilities assumed	$289,660

Total purchase price, net of cash acquired	$1,187,874

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

The operating results for ADVO are included in the accompanying consolidated statements of operations from March 2, 2007, the date of acquisition. The following unaudited pro forma condensed consolidated financial information has been prepared assuming the ADVO acquisition had occurred on January 1, 2007 and January 1, 2006, respectively.

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars, except for share amounts)	2007 (1)	2006 (2)
Revenue	$2,465,674	$2,504,701
Earnings from operations	135,409	111,006
Net earnings	30,223	6,365
Basic earnings per share	$0.63	$0.13
Diluted earnings per share	$0.63	$0.13

(1)	Results include $23.0 million in one-time costs related to the acquisition of ADVO by Valassis.
(2)	Results include $42.7 million in one-time costs related to the acquisition of ADVO by Valassis.

These unaudited pro forma results are presented for comparative purposes only. The pro forma results are not necessarily indicative of what our actual results would have been had the acquisition of ADVO been completed as of the beginning of the periods presented. In addition, the pro forma results do not purport to project our future results.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(3) GOODWILL AND INTANGIBLE ASSETS

Intangible assets are comprised of:

(in thousands of U.S. dollars)	Intangible Assets, at Cost	Accumulated Amortization at Dec. 31, 2007	Unamortized Balance at Dec. 31, 2006		Weighted Average Useful Life (in years)
Amortizable intangible assets	$183,455	$(10,390)	$173,065		19.2

Non-amortizable intangible assets:
Goodwill:
FSI			18,257
Neighborhood Targeted			5,325
Household Targeted			32,642
International & Services			64,864
Shared Mail (ADVO)			724,435
The Valassis name and Other			11,341
ADVO trade names and trademarks			116,000

Total non-amortizable intangible assets			$972,864	(1)

Consolidated net intangible assets			$1,145,929

(1)	Includes impairment charge of $51.3 million taken in the fourth quarter of 2002.

Valassis performed impairment tests based on discounted cash flow analysis at December 31, 2007, 2006 and 2005, concluding no impairment of goodwill had occurred as of these dates and no events had occurred during the respective years that would indicate an impairment of such assets had taken place.

Amortizable intangible assets include non-compete agreements and corporate logos, as well as customer mailing lists and relationships acquired with the ADVO acquisition in 2007. The associated amortization expense was approximately $7.9 million, $0.6 million and $0.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. Amortization related to these intangible assets is expected to be approximately $9.2 million in 2008, $9.0 million in 2009, 2010, 2011, 2012 and $127.8 million thereafter.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(4) LONG-TERM DEBT

Long-term debt is summarized as follows:

(in thousands of U.S. dollars)	DECEMBER 31,
	2007	2006
Senior Secured Revolving Credit Facility	$—	$—
6 5/8% Senior Secured Notes due 2009, net of discount	99,965	99,931
Senior Secured Convertible Notes due 2033, net of discount	160,000	160,000
8 1/4% Senior Notes due 2015	540,000	—
Senior Secured Term Loan B	510,575	—
Senior Secured Delayed Draw Term Loan	—	—

	$1,310,540	$259,931
Less current portion	30,900	—

Total long-term debt	$1,279,640	$259,931

CREDIT FACILITY AND PUBLIC DEBT

Current and Long-term Debt

As of December 31, 2007, we had outstanding $1.3 billion in aggregate indebtedness, which consisted of $100.0 million of the 2009 Secured Notes, $160.0 million of the 2033 Secured Notes, $540.0 million of the unsecured 2015 Notes (each as defined below), and $510.6 million under the senior secured term loan B portion of our senior secured credit facility. As of December 31, 2007, we had total outstanding letters of credit of approximately $11.2 million.

Our Senior Secured Credit Facility

General

On March 2, 2007, in connection with our acquisition of ADVO, we entered into a senior secured credit facility with Bear Stearns Corporate Lending Inc., as Administrative Agent, and a syndicate of lenders jointly arranged by Bear, Stearns & Co. Inc. and Banc of America Securities LLC. Our senior secured credit facility consists of the following:

•

a five-year revolving line of credit in an aggregate principal amount of $120.0 million, including $35.0 million available in euros, British Pounds Sterling, Mexican Pesos or Canadian Dollars, $40.0 million available for letters of credit and a $20.0 million swingline loan subfacility (the “revolving line of credit”);

•

a seven-year term loan B in an aggregate principal amount equal to $590.0 million, with principal repayable in quarterly installments at a rate of 1.0% per year during the first six years of the term loan B, with the remaining balance thereafter to be paid in full on the seventh anniversary of the closing date of the term loan B at which time the remaining balance will be payable in full (the “term loan B”);

•

a seven-year amortizing delayed draw term loan in an aggregate principal amount equal to $160.0 million, with principal repayable in quarterly installments at a rate of 1.0% per year during the first six years of the delayed draw term loan, with the remaining balance thereafter to be repaid in full on the seventh anniversary of the closing date of the delayed draw term loan at which time the remaining balance will be payable in full (the “delayed draw term loan”); and

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

•

an incremental facility pursuant to which, prior to the maturity of the senior secured credit facility, we may incur additional indebtedness under our senior secured credit facility in an additional amount up to $150.0 million under either the revolving line of credit or the term loan B or a combination thereof (the “incremental facility”). The obligations under the incremental facility will constitute secured obligations under our senior secured credit facility.

All borrowings under our senior secured credit facility, including, without limitation, amounts drawn under the revolving line of credit and the delayed draw term loan, are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. As of December 31, 2007, we had $510.6 million outstanding under the term loan B and $108.8 million available under the revolving line of credit (after giving effect to outstanding letters of credit). Subsequent to December 31, 2007, we made an additional voluntary prepayment of $25.0 million under our term loan B, which is classified as current debt in our consolidated balance sheet as of December 31, 2007. The delayed draw term loan is available until June 2008 and the proceeds may only be used to refinance all of our Senior Secured Convertible Notes due 2033 (the “2033 Secured Notes”), including in the event the holders of the 2033 Secured Notes exercise their put rights in May 2008. The terms of the incremental facility will be substantially similar to the terms of our senior secured credit facility, except with respect to the pricing of the incremental facility, which could be higher than that for the revolving line of credit and the term loan. The proceeds of the incremental facility may be used for general corporate purposes.

Interest and Fees

Borrowings under our senior secured credit facility bear interest, at our option, at either the base rate (defined as the higher of the prime rate announced by the commercial bank selected by the administrative agent to the facility or the federal funds effective rate, plus 0.5%), or at a Eurodollar rate (as defined in the credit agreement), in each case, plus an applicable margin. After the delivery of financial statements and compliance certificates for two consecutive fiscal quarters following the closing of the ADVO acquisition, the applicable margins for the revolving line of credit may be subject to a downward adjustment based upon the ratio of our secured debt to our consolidated adjusted EBITDA (as defined in the credit agreement) being within certain defined ranges.

Guarantees and Security

Our senior secured credit facility is guaranteed by substantially all of our existing and future domestic restricted subsidiaries pursuant to a Guarantee, Security and Collateral Agency Agreement (the “Security Agreement”), dated as of March 2, 2007. In addition, our obligations under our senior secured credit facility and the guarantee obligations of the subsidiary guarantors are secured by first priority liens on substantially all of our and our subsidiary guarantors’ present and future assets and by a pledge of all of the equity interests in our subsidiary guarantors and 65% of the capital stock of our existing and future restricted foreign subsidiaries.

Prepayments

Subject to customary notice and minimum amount conditions, we are permitted to make voluntary prepayments without payment of premium or penalty. With certain exceptions, we are required to make mandatory prepayments on the term loans in certain circumstances, including, without limitation, 100% of the aggregate net cash proceeds from any debt offering, asset sale or insurance and/or condemnation recovery (to the extent not otherwise used for reinvestment in our business or a related business) and up to 50% (with the exact percentage to be determined based upon our consolidated secured leverage ratio as defined in our credit agreement) of our excess cash flow. Such mandatory prepayments will first be applied ratably to the principal installments of the term loans and second, to the prepayment of any outstanding revolving or swing-line loans, without an automatic reduction of the amount of the revolving line of credit.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Covenants

Subject to customary and otherwise agreed upon exceptions, our senior secured credit facility contains affirmative and negative covenants, including, but not limited to,

•	the payment of other obligations;

•	the maintenance of organizational existences, including, but not limited to, maintaining our property and insurance;

•	compliance with all material contractual obligations and requirements of law;

•	limitations on the incurrence of indebtedness;

•	limitations on creation and existence of liens;

•	limitations on certain fundamental changes to our corporate structure and nature of our business, including mergers;

•	limitations on asset sales;

•	limitations on restricted payments, including certain dividends and stock repurchases;

•	limitations on capital expenditures;

•	limitations on any investments, provided that certain “permitted acquisitions” and strategic investments are allowed;

•	limitations on optional prepayments and modifications of certain debt instruments;

•	limitations on modifications to material agreements;

•	limitations on transactions with affiliates;

•	limitations on entering into certain swap agreements;

•	limitations on negative pledge clauses or clauses restricting subsidiary distributions;

•	limitations on sale-leaseback and other lease transactions; and

•	limitations on changes to our fiscal year.

Our senior secured credit facility also requires us to comply with a maximum senior secured leverage ratio, as defined in the credit agreement (generally, the ratio of our consolidated senior secured indebtedness to consolidated EBITDA for the most recent four quarters), ranging from 4.25 to 1.00 to 3.50 to 1.00 (depending on the applicable period), and a minimum consolidated interest coverage ratio, as defined in the credit agreement (generally, the ratio of our consolidated EBITDA for such period to consolidated interest expense for such period), ranging from 1.60 to 1.00 to 2.00 to 1.00 (depending on the applicable period).

In addition, we are required to give notice to the administrative agent and the lenders under the credit agreement of defaults under our senior secured credit facility documentation and other material events, make any new wholly-owned restricted domestic subsidiary a subsidiary guarantor and pledge substantially all after-acquired property as collateral to secure our and our subsidiary guarantors’ obligations in respect of our senior secured credit facility.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Events of Default

Our senior secured credit facility contains customary events of default, including upon a change of control. If such an event of default occurs, the lenders under our senior secured credit facility would be entitled to take various actions, including in certain circumstances increasing the effective interest rate and accelerating the amounts due under our senior secured credit facility.

6  5/8% Senior Secured Notes due 2009

In January 1999, we issued $100.0 million aggregate principal amount of our 6  5/8% Senior Notes due 2009 in a private placement transaction. We pay interest on the 2009 Secured Notes on January 15 and July 15 of each year until maturity of the notes. The Security Agreement secures our 6  5/8% Senior Notes due 2009 (the “2009 Secured Notes”) on an equal and ratable basis with the indebtedness under our senior secured credit facility to the extent required by the indenture governing the 2009 Secured Notes.

We may redeem all or any of the 2009 Secured Notes at any time at a price equal to the greater of (i) 100% of the principal amount of the 2009 Secured Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments discounted to the redemption date on a semiannual basis at the Treasury Rate plus 50 basis points, plus any accrued and unpaid interest to the applicable redemption date. There are no mandatory redemption provisions.

Senior Secured Convertible Notes due 2033

In May 2003, we issued $239,794,000 aggregate principal amount of the 2033 Secured Notes in a private placement transaction at an issue price of $667.24 per note, resulting in gross proceeds to us of $160.0 million. The holders of the 2033 Secured Notes receive cash interest payments of 1 5/8% per year on the original discounted amount, payable on November 22 and May 22 of each year through May 2008. Original issue discount accrues on each 2033 Secured Note, so long as it remains outstanding, at  5/8% per annum beginning May 22, 2008, on a semi-annual bond equivalent basis.

The Security Agreement secures the 2033 Secured Notes on an equal and ratable basis with the indebtedness under our senior secured credit facility to the extent required by the indenture governing the 2033 Secured Notes.

The holders of the 2033 Secured Notes may require us to purchase all or a portion of their notes with cash on May 22, 2008, May 22, 2013, May 22, 2018, May 22, 2023 and May 22, 2028 at a price of $667.24, $723.48, $784.46, $850.58 and $922.27 per $1,000 principal amount at maturity, respectively.

If a change of control occurs, each holder of the 2033 Secured Notes may require us to repurchase all or a portion of such holder’s notes at their accreted value plus accrued and unpaid interest. We may redeem for cash all or a portion of the 2033 Secured Notes at their accreted value plus accrued and unpaid interest at any time on or after May 22, 2008.

The 2033 Secured Notes are convertible by their holders when (i) a market price trigger (as defined below) occurs, (ii) there is a credit rating assigned to the 2033 Secured Notes by Moody’s Investor Service, Inc. of Ba3 or lower or BB- or lower by Standard & Poor’s Rating Group, or (iii) in respect of a 2033 Secured Note, we or the holder of that note has exercised redemption rights related to that note. A market price trigger occurs (a) the first time that the closing sales price per share of our common stock for at least 20 trading days in any period of 30 consecutive trading days exceeds 120% of the accreted conversion price per share of common stock or (b) the first time that the average trading prices for the 2033 Secured Notes over a 10 consecutive trading day period is less than 105% of the product of the closing per share sale price of our common stock times the number of shares of our common stock issuable per 2033 Secured Note upon conversion during such 10 day period. The accreted conversion price as of any day is equal to the issue price of a 2033 Secured Note plus the accrued original issue discount to that day divided by the number of shares issuable upon conversion of that note. The 2033 Secured Notes are convertible at a base rate of 15.1627 shares plus an incremental share factor of up to 9.8556. The incremental shares begin to accrue when the stock price at the time of the conversion is greater than the base conversion price and the number of incremental shares is based upon the incremental share factor and our common stock price at the time of the conversion. On May 22, 2008, the total conversion rate (base rate plus incremental shares) is fixed based upon our common stock price as of that date.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

On February 14, 2007, in contemplation of the proposed financing in connection with the acquisition of ADVO, Moody’s lowered the rating of the 2033 Secured Notes to Ba2 with a stable outlook. Similarly, S&P lowered the rating on the 2033 Secured Notes to BB- with negative implications on CreditWatch pending the closing of the financing. Both rating agencies rated the 2033 Secured Notes slightly higher than our general rating to reflect the anticipated security interest that holders of the 2033 Secured Notes received upon the closing of the ADVO acquisition. Pursuant to the indenture governing the 2033 Secured Notes, the rating by S&P triggered the right of the holders of the 2033 Secured Notes to convert these notes. However, the conversion price is out-of-the-money.

8  1/4% Senior Notes due 2015

On March 2, 2007, we issued in a private placement $540.0 million aggregate principal amount of 8  1/4% Senior Notes due 2015 (the “2015 Notes”). The net proceeds from the offering of the 2015 Notes were $527.8 million, after deducting $12.2 million in commissions and fees related to the offering. The net proceeds of the 2015 Notes, together with a portion of our available cash and initial borrowings under our senior secured credit facility, were used to fund our acquisition of ADVO, refinance approximately $125.0 million of outstanding ADVO indebtedness, and pay related fees and expenses.

Interest on the 2015 Notes is payable every six months on March 1 and September 1, commencing September 1, 2007. The 2015 Notes are fully and unconditionally guaranteed, jointly and severally, by substantially all of our existing and future domestic restricted subsidiaries on a senior unsecured basis. In August 2007, in accordance with the terms of the registration rights agreement between us and the initial purchasers of the 2015 Notes, we completed an exchange offer to exchange the original notes issued in the private placement for a like principal amount of exchange notes registered under the Securities Act of 1933, as amended. An aggregate principal amount of $539,925,000 original notes were exchanged for exchange notes in the exchange offer. The remaining $75,000 principal amount of the original notes remains outstanding. The exchange notes are substantially identical to the original notes, except that the exchange notes are not subject to certain transfer restrictions.

The 2015 Notes were issued under an indenture with Wells Fargo Bank, National Association (the “2015 indenture”). Subject to a number of exceptions, the 2015 indenture restricts our ability and the ability of our subsidiaries to incur or guarantee additional indebtedness, transfer or sell assets, make certain investments, pay dividends or make distributions or other restricted payments, create certain liens, merge or consolidate, repurchase stock and enter into transactions with affiliates.

We may redeem all or a portion of the 2015 Notes at our option at any time prior to March 1, 2011, at a redemption price equal to 100% of the principal amount of 2015 Notes to be redeemed plus a make-whole premium as described in the 2015 indenture plus accrued and unpaid interest to the redemption date. At any time on or after March 1, 2011, we may redeem all or a portion of the 2015 Notes at our option at the redemption prices specified in the 2015 indenture plus accrued and unpaid interest to the redemption date. In addition, on or prior to March 1, 2010, we may redeem at our option up to 35% of the principal amount of the outstanding 2015 Notes with the proceeds of certain equity offerings at the redemption prices specified in the 2015 indenture. Upon the occurrence of a change of control, as defined in the 2015 indenture, holders have the right to require us to purchase all or a portion of their 2015 Notes at a purchase price equal to 101% of the principal amount of the 2015 Notes plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

All of our indentures governing the 2009 Secured Notes, 2033 Secured Notes and the 2015 Notes contain cross-default provisions which become applicable if we default under any mortgage, indebtedness or instrument for money borrowed by us and the default results in the acceleration of such indebtedness in excess of $25.0 million. Our credit agreement contains a cross-default provision which becomes applicable if we default under any mortgage, indebtedness or instrument for money borrowed by us in excess of $25.0 million. Subject to applicable limitations in our senior secured credit facility and indentures, we may from time to time repurchase our debt in the open market, through tender offers, exchanges of debt securities, by exercising rights to call, satisfying put obligations or in privately negotiated transactions.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Other Indebtedness

On April 4, 2007 and June 29, 2007, we entered into forward dated interest rate swap agreements with notional principal amounts of $300.0 million and $180.0 million, respectively. The swap agreements expire in December 2010 and effectively fix the interest rate at 6.795% for an aggregate of $480.0 million of our variable rate debt under the term loan B portion of our senior credit facility. Under SFAS No. 133, each swap is recorded as a cash flow hedge in which the fair value is recorded as an asset or liability and changes in the fair value are recorded as a component of other comprehensive income while any ineffective portion will be recorded in earnings and reflected in the consolidated statement of income as part of interest expense.

The estimated fair market value of our debt was $94.2 million and $8.8 million below carrying value as of December 31, 2007 and December 31, 2006, respectively. The fair market value was estimated using discounted cash flow analyses, based on discount rates equivalent to comparable U.S. Treasury securities plus a spread for credit risk and other factors. The fair market value of convertible debt was estimated using theoretical value as determined through the binomial model. The indentures covering the public debt contain certain restrictive covenants that prescribe limits on our ability to, among other things, enter into sale and leaseback transactions, incur liens, make certain stock redemptions and stock repurchases, and enter into mergers, consolidations or convey or transfer substantially all of our property.

(5) PROFIT SHARING AND BONUS PLANS

Valassis has discretionary profit sharing and team achievement dividend/bonus plans covering substantially all domestic salaried and hourly employees. Upon acquiring ADVO, Valassis assumed ADVO’s qualified defined contribution plans. These plans feature both employee and employer matching contributions. Effective January 1, 2008, the ADVO plans were merged into the Valassis Employees’ Retirement Savings Plan and legacy ADVO associates became eligible to participate in the combined plan.

Expenses under the aforementioned plans were as follows:

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2007	2006	2005
Profit sharing plan	$9,497	$2,801	$5,778

Bonus plans for salaried, sales and hourly personnel	21,559	9,054	15,406

Bonus plan for executives	1,817	782	2,417

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(6) INCOME TAXES

The components of earnings before income taxes for our domestic and foreign operations are as follow:

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2007	2006	2005
Pre-tax income (loss):
United States	$93,669	$84,541	$146,573
Foreign	(4,809)	(1,003)	(348)

	$88,860	$83,538	$146,225

Income taxes have been charged to earnings as follows:

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2007	2006	2005
Current:
Federal	$16,495	$28,619	$42,543
Foreign	640	1,030	1,310
State	2,639	1,091	2,199

Total current taxes	$19,774	$30,740	$46,052

Deferred:
Federal	$12,062	$3,763	$4,867
Foreign	(2,303)	(2,305)	(261)
State	1,325	58	171

Total deferred taxes	$11,084	$1,516	$4,777

Total income taxes	$30,858	$32,256	$50,829

Undistributed earnings of foreign subsidiaries that are deemed to be permanently reinvested amounted to $15.1 million and $17.0 million at December 31, 2007 and December 31, 2006, respectively. As such, we have not provided U.S. income taxes on these earnings. The quantification of deferred taxes, if any, associated with permanently reinvested earnings is not practicable.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

The actual income tax expense differs from expected amounts computed by applying the U.S. federal income tax rate to earnings before income taxes as follows:

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2007	2006	2005
Expected income tax expense at statutory rate	$31,101	$29,238	$51,179

Increase (decrease) in taxes resulting from:

ADVO acquisition expenses	(1,155)	5,652	—

Domestic production activities	(1,472)	(735)	(1,120)

Valuation allowance	578	(247)	—

State and local income taxes, net of federal benefit	2,577	746	2,370

Tax credits	(847)	(859)	(1,582)

Tax exempt interest income	(804)	(1,533)	(906)

Other items, net	880	(6)	888

Income tax expense	$30,858	$32,256	$50,829

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Significant components of our deferred tax assets and liabilities are as follows:

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars)	2007	2006
Long-term deferred income tax (liabilities) assets:

Intangibles	$(110,056)	$—
Depreciation on plant and equipment	(49,216)	(8,476)
Deferred compensation	7,267	3,187
Operating loss and credit carryforward	10,144	5,167
Convertible notes	—	(11,378)
Stock compensation	907	3,078
Consulting agreement	—	235
Partnership losses	3,436	3,594
Investment impairments	3,359	2,769
Prepaid rent	—	434
Foreign	638	782
Acquisition costs	14,093	—
Interest rate swaps	6,032	—
Accrued expense	946	—
Allowance for uncollectible accounts	627	—
Prepaid assets	380	—
Other reserves	7,108	131

Long-term deferred income tax assets	(104,335)	(477)

Valuation allowance	(16,165)	(3,029)

Net long-term deferred income tax (liabilities) assets	$(120,500)	$(3,506)

Current deferred income tax (liabilities) assets:

Inventory	$640	$560
Accrued expense	8,102	961
Allowance for uncollectible accounts	9,598	1,405
Other reserves	302	(85)
Prepaid expense	(2,426)	(1,052)
Convertible notes	(15,286)	—
Intangibles	(3,547)	—
Consulting agreement	147	—

Total current deferred income tax (liabilities) assets	$(2,470)	$1,789

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Our net deferred tax (liabilities) assets are summarized as follows (in thousands):

	YEAR ENDED DECEMBER 31,
	2007	2006
Total deferred tax assets	$83,461	$21,644
Total deferred tax liabilities	(206,431)	(23,361)

Net deferred income tax (liabilities) assets	$(122,970)	$(1,717)

For financial statement purposes, the tax benefits of net operating loss and credit carry forwards are recognized as a deferred tax asset, subject to appropriate valuation allowances when we determine that the likelihood of recovering the deferred tax asset falls below the “more likely than not” threshold. We evaluate our net operating loss and credit carryforwards on an ongoing basis. With respect to our tax carryforwards as of December 31, 2007, our deferred tax assets are shown below:

(in thousands of U.S. dollars)	Value	Carryforward Period	Expiration
Alternative minimum tax credit	$39	Indefinite	—
Foreign net operating losses	6,414	Indefinite	—
Foreign net operating losses	683	15 years	2022
State tax credits	3,047	15 years	2022

As of December 31, 2007, a valuation allowance of $2.9 million relates to net operating loss carry forwards associated with foreign operating losses. A valuation allowance of $13.2 million exists for ADVO’s capitalized costs associated with our acquisition.

On January 1, 2007, we adopted FIN48. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes recognition and measurement standards for the disclosure of tax positions taken or expected to be taken on a tax return. The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefit of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, the company cannot recognize any benefit for the tax position. In addition, the tax position must continue to meet the more-likely-than-not threshold in each reporting period after initial recognition in order to support continued recognition of a benefit. As a result of adopting FIN48 and applying it to the reserves of both Valassis and ADVO, we recognized a cumulative increase in our liability for unrecognized tax benefits.

Upon adoption of FIN 48 as of January 1, 2007, we recorded a decrease to retained earnings of $3.9 million as a cumulative effect of a change in accounting principle with a corresponding increase to the liability for uncertain tax positions. At January 1, 2007, we had $6.6 million of total gross unrecognized tax benefits, which would provide a favorable impact of $4.4 million to the effective income tax rate in future periods if recognized. At December 31, 2007, the amount of gross unrecognized tax benefits was $9.1 million and the amount that would favorably affect the effective income tax rate in future periods was $2.8 million.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

A reconciliation of the beginning and ending balances for the total amounts of gross unrecognized tax benefits is as follows (in thousands):

(in thousands of U.S. dollars)
Gross unrecognized tax benefits at January 1, 2007	$6,581
Gross increases for ADVO benefits as of March 2, 2007	7,043
Gross increases in tax positions for prior years	—
Gross decreases in tax positions for prior years	—
Gross increases in tax position for current year	617
Settlements	(2,544)
Lapse of statute of limitations	(2,572)

Gross unrecognized tax benefits at December 31, 2007	$9,125

We file tax returns in various federal, state, and local jurisdictions. In many cases, our liabilities for unrecognized tax benefits relate to tax years that remain open for examination by a jurisdiction’s taxing authority. The following table summarizes open tax years by major jurisdiction, including the years ending December 31, 2007 for Valassis and March 2, 2007 for ADVO:

JURISDICTION	VCI	ADVO
United States	2003 – 2007	09/02 - 2007
California	2003 – 2007	09/03 - 2007
Connecticut	2000 – 2007	09/04 - 2007
Illinois	2004 – 2007	09/04 - 2007
Kansas	2003 – 2007	09/04 - 2007
Massachusetts	2004 – 2007	09/02 - 2007
North Carolina	2003 – 2007	09/04 - 2007
Pennsylvania	2003 – 2007	09/03 - 2007
Texas	2003 – 2007	09/03 - 2007

Prior to December 31, 2008, we anticipate that several events may occur that could have a significant effect on the liabilities for unrecognized tax benefits as reported. These anticipated events include the settlement or payment of ongoing state audits and the closure of negotiations in connection with historic state planning positions. These events if occurred would result in a decrease in our liability for unrecognized tax benefits of $2.5 million to $2.8 million—which includes ADVO reserve values that will reverse against goodwill. Further effects could be recognized as we completes routine process studies, but we do not have sufficient data to estimate the impact of these changes at this time.

Our policy for recording interest and penalties associated with liabilities for unrecognized tax benefits is to record these items below the line as part of income tax expense. This accounting policy does not represent a change in policy from prior periods. We accrued $1.1 million in gross interest for the twelve month period ended December 31, 2007. We had recorded $2.4 million in gross interest and $0.5 million in penalties as of January 1, 2007 and $1.4 million in gross interest and $0.3 million in penalties as of December 31, 2007.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(7) COMMITMENTS

Total operating lease rentals, for various office space, charged to expense were $26.9 million, $9.0 million and $9.2 million for the years ended December 31, 2007, 2006 and 2005, respectively. Entire minimum rental payments required under noncancelable operating leases as of December 31, 2007 are as follows:

Year Ending December 31,	(in thousands of U.S. dollars)
2008	$21,609
2009	18,444
2010	17,518
2011	17,084
2012	14,626
Thereafter	35,798

$125,079

Future commitments pursuant to senior executive employment agreements, which include non-compete clauses, are as follows:

(in thousands of U.S. dollars)
Year Ended	Base Salary	Maximum Cash Bonus
Dec. 31, 2008	$2,614	$2,614
Dec. 31, 2009	2,380	1,600
Dec. 31, 2010	1,280	500
Dec. 31, 2011	1,280	500
Dec. 31, 2012	890	500
Thereafter	2,170	—

Our obligation to pay the maximum cash bonus is based on Valassis attaining certain earnings per share and/or sales and cost targets. We also provide stock options and restricted stock grants to certain executives (See Note 9).

Upon acquiring ADVO, Valassis assumed its three agreements with International Business Machines (“IBM”) to provide systems application, development and maintenance, a customer support center and client server management services. The agreements extend through December 31, 2012 and allow for cancellation. Two of the agreements can be terminated beginning January 1, 2007, subject to certain termination charges ranging from $2.2 million to $0.3 million depending on the year in which the cancellation becomes effective. The third agreement can be terminated beginning on January 1, 2009 subject to termination charges ranging from $0 to $30.5 million, depending on the Company’s spending with IBM over the contract period. Future commitments for the non-cancellable portion of the agreements are $9.3 million for 2009.

(8) CONTINGENCIES

Upon its completion of the acquisition of ADVO, the Company assumed responsibility for ADVO’s pending securities class action lawsuits. In September 2006, three securities class action lawsuits (Robert Kelleher v. ADVO, Inc., et al., Jorge Cornet v. ADVO, Inc., et al., Richard L. Field v. ADVO, Inc., et al) were filed against ADVO and certain of its officers in the United States District Court for the District of Connecticut by certain ADVO shareholders seeking to certify a class of all persons who purchased ADVO stock between July 6, 2006 and August 30, 2006. These complaints generally allege ADVO violated federal securities law by making a series of materially false and misleading statements concerning ADVO’s business and financial results in connection with the proposed merger and, as a result, the price of ADVO’s stock was allegedly inflated.

On December 12, 2006, the Kelleher plaintiffs filed a Motion to Partially Lift Discovery Stay, in response to which defendants filed a response on January 16, 2007. The presiding judge denied the plaintiff’s motion to lift the stay on discovery. In addition, the court ordered the matters consolidated under a single action entitled, Robert Kelleher et al. v. ADVO, Inc., et al. , Civil Case No. 3:06CV01422(AVC). A revised, consolidated complaint was filed by the plaintiffs on June 8, 2007. On August 24, 2007, the defendants filed a Motion to Dismiss the plaintiff’s complaint. The plaintiff filed a Brief in Opposition to the defendants’ motion on October 10, 2007 and the defendants’ responsive pleading was filed November 13, 2007. At this time, the parties are awaiting a hearing date from the court.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Valassis is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our financial position, results of operations or liquidity.

(9) STOCK COMPENSATION PLANS

Valassis’ Amended and Restated 1992 Long-Term Incentive Plan authorized option grants for the issuance of a maximum of 13,045,921 shares of common stock with exercise prices at least equal to the fair market value of the shares at date of grant. Subject to termination of employment and except as otherwise provided in the plan, these options expire not later than ten years from date of grant, are not transferable other than on death, and fully vest based on price targets and/or terms up to five years from date of grant. This plan expired in 2007; no additional options may be issued under this plan.

Valassis’ Broad-Based Incentive Plan authorizes option grants for the issuance of a maximum of 2,165,000 shares of common stock with exercise prices at least equal to the fair market value of the shares at date of grant. Subject to termination of employment and except as otherwise provided in the plan, these options expire not later than 10 years from date of grant, are not transferable other than on death, and fully vest over terms ranging from six months to five years from date of grant.

Valassis’ 2002 Long-Term Incentive Plan authorizes option grants for the issuance of 3,500,000 shares of common stock with exercise prices at least equal to the fair market value of the shares at date of grant. Subject to termination of employment and except as otherwise provided in the plan, these options expire not later than ten years from date of grant, are not transferable other than on death, and fully vest over terms ranging from six months to five years from date of grant.

Upon acquiring ADVO, Valassis assumed the ADVO, Inc. 2006 Incentive Compensation Plan, as Amended (“2006 Plan”), which had been approved by the stockholders of ADVO. No awards may be granted under the 2006 Plan to any individual who was an employee of Valassis at the date of the ADVO acquisition. Awards under the 2006 Plan may consist of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, as deemed appropriate. Subject to termination of employment and except as otherwise provided in the 2006 Plan, the terms of the options may not exceed ten years, are not transferable other than on death, and fully vest over terms up to five years from date of grant. The option price shall not be less than the fair market value of the common stock on the date of grant.

On December 6, 2005, the Board accepted the voluntary forfeiture of stock options which had previously been granted to certain executives on October 1, 2005. The Compensation/Stock Option Committee of the Board also approved the acceleration of vesting of all underwater unvested stock options outstanding at December 31, 2005. All options outstanding at December 31, 2005 with an exercise price greater than the December 30, 2005 closing price of Valassis’ common stock ($29.07) became fully vested. As a result, options that would otherwise have vested from time to time during the five years subsequent to the fiscal year ended December 31, 2005 became immediately exercisable at that date.

At December 31, 2007, there were outstanding options among 2,290 participants for the purchase of 7,109,503 shares and there were 8,193,463 shares available for grant, 7,509,831 of which are under the former ADVO, Inc. 2006 Plan and may not be awarded to associates employed by Valassis at the time of the acquisition.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

The following options to purchase our common shares were outstanding under our applicable plans on December 31, 2007.

OPTIONS OUTSTANDING				OPTIONS EXERCISABLE
Range of Exercise Prices	Outstanding as of Dec. 31, 2007	Weighted-Average Contractual Life	Weighted-Average Exercise Price	Exercisable As of Dec. 31, 2007	Weighted-Average Exercise Price
$ 5.01 - $15.00	1,180,834	8.9	$11.60	65,004	$14.50
$15.01 - $25.00	445,669	4.7	$20.41	328,687	$21.11
$25.01 - $35.00	3,738,427	4.9	$29.28	2,942,484	$29.50
$35.01 - $46.00	1,744,573	3.3	$36.21	1,765,873	$36.20

	7,109,503	5.2	$27.49	5,102,048	$31.09

A summary of Valassis’ stock option activity for the years ended December 31, 2007, 2006 and 2005, is as follows:

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Shares	Weighted Average per Share Exercise Price	Shares	Weighted Average per Share Exercise Price
Outstanding at beginning of year	6,435,036	$30.90	6,448,022	$31.00
Granted	1,310,800	$12.11	768,500	$28.04
Exercised	—		(246,451)	$23.60
Forfeited/Expired	(636,333)	$30.34	(535,035)	$31.89

Outstanding at end of year	7,109,503	$27.49	6,435,036	$30.90

Options exercisable at year end	5,102,048	$31.09	5,112,746	$31.70

	Year Ended December 31, 2005
	Shares	Weighted Average per Share Exercise Price
Outstanding at beginning of year	7,616,831	$30.29
Granted	1,145,592	$36.49
Exercised	(929,356)	$25.92
Forfeited/Expired	(1,385,045)	$35.07

Outstanding at end of year	6,448,022	$31.00

Options exercisable at year end	5,404,886	$31.61

The incremental stock-based compensation expense resulting from the adoption of SFAS 123R was $5.5 million ($3.6 million, net of tax) for each of the years ended December 31, 2007 and 2006. The portion of this expense related to options granted prior to the adoption of SFAS 123R was $3.1 million and $4.3 million for the years ended December 31, 2007 and 2006, respectively.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

The intrinsic value of options exercised (the amount by which the market price of the Company’s stock on the date of exercise exceeded the exercise price) was $1.4 million and $2.1 million for the years ended December 31, 2006 and 2005, respectively. There were no options exercised in the year ended December 31, 2007. Based on the market price of the Company’s stock at December 31, 2007 ($11.69), the intrinsic value of options outstanding at December 31, 2007 is $1.4 million. There is no intrinsic value of options exercisable at December 31, 2007.

As of December 31, 2007, there was a total of $8.8 million of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted average period of approximately 2.1 years.

As discussed more fully in Note 1, we adopted SFAS No. 123R effective January 1, 2006. Valassis had previously elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations in accounting for its employee stock options. Because the exercise price of our employee stock options is greater than or equal to the market price of the underlying stock on the date of grant, no compensation expense was recognized. All options were granted with exercise prices equal to market value at the date of grant in 2007, 2006 and 2005.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, “Accounting for Stock-Based Compensation” and has been determined as if Valassis had accounted for its employee stock options under the fair value method of that Statement.

The weighted average fair value per option at date of grant during 2007, 2006 and 2005 was $4.72, $10.65 and $11.60, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted:

	2007	2006	2005
Expected option life	6 years	6 years	6 years
Expected annual volatility	29%	29%	31%
Risk-free interest rate	4.5%	4.8%	4.2%
Dividend yield	0%	0%	0%

A table illustrating the effect on net income and earnings per share for 2005 as if the Black-Scholes fair value method had been applied to long-term incentive plans is presented in Note 1.

The pro forma effects in 2005 are not necessarily indicative of future pro forma adjustments. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Our employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

Employee and Director Restricted Stock Award Plan

In May 2005, our shareholders approved the 2005 Employee and Director Restricted Stock Award Plan to replace the then existing plan which expired on May 20, 2006. A total of 150,000 shares of restricted stock has been reserved for this plan. 79,864 and 23,250 shares under this plan were granted to employees during the years ended December 31, 2007 and 2006, respectively. The average fair value of these restricted stock grants was $14.50 and $29.09, respectively. Pre-tax expense related to these grants was $0.7 million and $0.2 million for the years ended December 31, 2007 and 2006, respectively. Also during 2007 and 2006, a portion of total payments to our outside directors was paid in restricted stock from this plan with a total value of approximately $0.1 million in each year.

The prior Employee and Director Restricted Stock Award Plan authorized the grant of restricted stock to executives and to non-employee directors. A total of 300,000 shares of restricted stock were reserved for this plan. Pursuant to employment agreements between Valassis and certain executives, 13,500 shares of restricted stock were issued to such executives in 2005. The average fair value of these restricted stock grants in 2005 was $35.01 per share. Pre-tax compensation expense related to this plan for the years ended December 31, 2007, 2006 and 2005 was approximately $0.4 million, $0.2 million and $0.4 million, respectively. Also during 2005, a portion of the total payments to our outside directors was paid in restricted stock from this plan, with a total value of approximately $0.1 million.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Executive Restricted Stock Plan

In May 2005, our shareholders approved the 2005 Executive Restricted Stock Plan to replace the Executive Restricted Stock Plan, which provides for the grant of restricted stock, with a minimum of one-year vesting, to certain executives. The maximum number of restricted shares that are authorized under this plan is 150,000 shares, provided that not more than 60% of such shares are awarded to any one participant. 22,500 and 39,000 shares of restricted stock were granted under this plan in 2007 and 2006, with a fair value at the date of grant of $14.50 and $29.07, respectively. Pre-tax compensation expense related to the plan for the years ended December 31, 2007 and 2006 was $0.3 million and $0.4 million, respectively.

The former Executive Restricted Stock Plan provided for the grant of restricted stock, with a minimum one-year vesting, to certain executives. The maximum number of restricted shares that had been allowed under this plan was 375,000, provided that not more than 60% of such shares were awarded to any one participant. Pursuant to an employment agreement between Valassis and the Chief Executive Officer, Alan F. Schultz, 22,500 shares of restricted stock with an average fair value at the date of grant of $35.01 per share, were issued to such executive in 2005. Pre-tax compensation expense related to the plan for years ended December 31, 2007, 2006 and 2005 was approximately $0.1 million, $0.2 million and $0.7 million, respectively.

Employee Stock Purchase Plan

All domestic full-time employees are eligible to participate in our Employee Stock Purchase Plan. The plan provides that participants may authorize Valassis to withhold a portion of earnings to be used to purchase our common stock at prevailing market prices. Under the plan, Valassis contributed on behalf of each participant 25% of the participant’s contributions during the year. The value of our common stock contributed by Valassis and expensed totaled approximately $0.1 million, $0.2 million and $0.2 million for the years ended December 31, 2007, 2006 and 2005, respectively.

(10) STOCKHOLDERS’ EQUITY

On September 1, 1999, the Board of Directors adopted a Stockholder Rights Agreement, which was amended on October 10, 2003 and was further amended on January 5, 2007 (the “Agreement”). Pursuant to the Agreement, the Board declared a dividend of one Preferred Stock Purchase Right (“Right”) for each outstanding share of Valassis’ common stock. The Rights are attached to and automatically trade with the outstanding shares of Valassis’ common stock.

The Rights will become exercisable only in the event that any person or group of persons acquires 15% (or 20% in the case of two particular investors) or more of Valassis’ common stock or commences a tender offer for 15% or more of Valassis’ common stock. Once the Rights become exercisable they entitle the shareholder to purchase one one-hundredth of a share of preferred stock of Valassis at an exercise price of $1.70. The Rights expire on September 1, 2009. Valassis is entitled to redeem the Rights at $0.01 per Right at any time, prior to the expiration of the Rights, before a person or group acquires the requisite amount of common stock to trigger the Rights.

In addition, as of December 31, 2007, Valassis had authorization to repurchase an additional 6.1 million shares of its common stock under its existing share repurchase programs. Valassis did not repurchase any shares during the year ended December 31, 2007 and repurchased 0.1 million shares and 4.6 million shares during the years ended December 31, 2006 and 2005, respectively.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(11) FOREIGN CURRENCY AND DERIVATIVE INSTRUMENTS

Valassis uses derivative financial instruments, including forward foreign exchange and swap contracts, to manage its exposures to fluctuations in foreign exchange rates and interest rates. The use of these financial instruments mitigates our exposure to these risks with the intent of reducing the risks and the variability of our operating results. Valassis is not a party to leveraged derivatives and does not enter into derivative financial instruments for trading or speculative purposes. Under SFAS 133, all derivatives are recorded at fair value and the changes in fair value are immediately included in earnings if the derivatives do not qualify as effective hedges. If a derivative is a fair value hedge, then changes in the fair value of the derivative are offset against the changes in the fair value of the underlying hedged item in earnings. If a derivative is a cash flow hedge, then changes in the fair value of the derivative are recognized as a component of accumulated other comprehensive income until the underlying hedged item is recognized in earnings.

Valassis formally documents its hedge relationships, including the identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. Derivatives are recorded at fair value in other current and long-term assets and other current and long-term liabilities in the consolidated balance sheet. This process includes linking derivatives that are designated as hedges of specific assets, liabilities, firm commitments or forecasted transactions. We also formally assess, both at inception and at least quarterly thereafter, whether a derivative used in a hedging transaction is highly effective in offsetting changes in either the fair value or cash flows of the hedged item. When it is determined that a derivative ceases to be a highly effective hedge, we discontinue hedge accounting. Hedge ineffectiveness, determined in accordance with SFAS No. 133, did not have a material impact on operations for 2007, 2006 or 2005.

Interest Rates

In fiscal year 2007, Valassis entered into two interest rate swap agreements to fix the interest rate of our variable rate debt under the term loan B portion of our senior secured credit facility. Under SFAS No. 133, each swap is recorded as a cash flow hedge in which the fair value is recorded as an asset or liability and the changes in the fair value are recorded as a component of other comprehensive income. As of December 31, 2007, the fair value of these interest rate swaps was a liability of $16.4 million. The following table presents the notional amount of interest rate swaps by class:

(in thousands)
Financial Instrument	Hedge Type	Notional Amount	Start Date	Maturity Date
Floating to fixed	Cash Flow	$300,000	4/4/2007	12/31/2010
Floating to fixed	Cash Flow	$180,000	6/29/2007	12/31/2010

Foreign Currency

The functional currencies for Valassis’ foreign operations are the applicable local currencies. Accounts of foreign operations are translated into U.S. dollars using the spot rate of the local currency on the balance sheet date for assets and liabilities and average monthly exchange rates for revenues and expenses. Translation adjustments are reflected as an adjustment to equity on a cumulative basis, the impact for 2007 was an increase of $2.0 million.

Currencies to which we have exposure are the Mexican peso, Canadian dollar, British pound and the Euro. Currency restrictions are not expected to have a significant effect on our cash flows, liquidity, or capital resources. Historically, Valassis had purchased the Mexican peso under three to 12-month forward foreign exchange contracts to stabilize the cost of production in Mexico. Actual exchange losses or gains are recorded against production expense when the contracts are executed. As of December 31, 2007, Valassis had a commitment to purchase $1.5 million in Mexican pesos over the next 5 months.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(12) SEGMENT REPORTING

Effective January 1, 2008, as the respective businesses included in each of the Household Targeted and International and Services segments were not of continuing significance to report alone as a segment because neither met the quantitative thresholds established in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, we discontinued the Household Targeted and International & Services segments and such businesses are now included in the new International, Digital Media & Services segment. This segment includes all our lines of business not included in a reportable segment, all of which businesses, both individually and collectively, fall below the materiality threshold for separate reportable segments. In addition, on January 1, 2008, ADVO Canada, previously reported as part of the Shared Mail (ADVO) segment, was merged into Valassis Canada and is now part of the International, Digital Media & Services segment. As a result, prior year segment data has been changed to reflect the new segment presentation.

Valassis’ segments meeting the quantitative thresholds to be considered reportable are Shared Mail (ADVO), Neighborhood Targeted and Free-standing Inserts (FSI). All other lines of business fall below a materiality threshold and are, therefore, combined together in an “other” segment named International, Digital Media & Services. These business lines include NCH, international, direct mail, VRMS, security services, interactive and in-store. Our reportable segments are strategic business units that offer different products and services and are subject to regular review by our chief operating decision-makers. They are managed separately because each business requires different executional strategies and caters to different customer marketing needs.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on earnings from operations (segment profit). Assets are not allocated in all cases to reportable segments and are not used to assess the performance of a segment. Intersegment sales are accounted for at cost.

No single client accounted for more than 10% of our consolidated revenues during the year ended December 31, 2007. One client, Procter & Gamble, accounted for slightly more than 10% of our consolidated revenues for the years ended December 31, 2006 and December 31, 2005.

(in millions of U.S. dollars)	Year Ended Dec. 31,
	Shared Mail (ADVO)	Neighborhood Targeted	FSI	International, Digital Media & Services		Total
2007
Revenues from external customers	$1,185.8	$480.5	$401.2	$174.7		$2,242.2
Intersegment revenues	$2.0	$12.4	$11.5	$0.6		26.5
Depreciation/amortization	48.4	2.0	9.5	2.6		62.5
Segment profit	$82.7	$61.3	$20.2	$3.6	(1)	$167.8
2006
Revenues from external customers		$432.0	$441.2	$170.3		$1,043.5
Depreciation/amortization		2.0	8.9	4.0		14.9
Segment profit		$43.5	$65.9	$8.7	(2)	$118.1
2005
Revenues from external customers		$461.5	$504.5	$165.0		$1,131.0
Depreciation/amortization		2.0	9.6	3.8		15.4
Segment profit		$50.0	$96.2	$5.2	(3)	$151.4

(1)	Includes $8.4 million in costs related to restructurings in Europe.
(2)	Includes $3.6 million in costs related to the close-down of the French agency business and eSettlement business unit of NCH.
(3)	Includes charges of $2.7 million related to the elimination of PreVision as a stand-alone entity.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Reconciliations to consolidated financial statement totals are as follows:

	YEAR ENDED DECEMBER 31,
(in millions of U.S. dollars)	2007	2006	2005
Profit for reportable segments	$167.8	$118.1	$151.4
Unallocated amounts:
Legal and professional costs related to the ADVO transaction and related litigation	(2.0)	(16.1)	—
Interest expense	(84.9)	(24.7)	(10.9)
Other (expenses) and income	8.0	6.2	5.7

Earnings before income taxes	$88.9	$83.5	$146.2

Domestic and foreign revenues were as follows:

	YEAR ENDED DECEMBER 31,
(in millions of U.S. dollars)	2007	2006	2005
United States	$2,169.3	$982.5	$1,080.5
Foreign	72.9	61.0	50.5

	$2,242.2	$1,043.5	$1,131.0

Domestic and foreign long-lived assets (property, plant and equipment, net) were as follows:

	YEAR ENDED DECEMBER 31,
(in millions of U.S. dollars)	2007	2006
United States	$285.7	$89.3
Foreign	18.9	20.1

	$304.6	$109.4

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(13) EARNINGS PER SHARE

Earnings per common share (“EPS”) data was computed as follows:

	YEAR ENDED DECEMBER 31,
(in thousands of U.S. dollars, except per share data)	2007	2006	2005
Net earnings	$58,002	$51,282	$95,396

Basic EPS:
Weighted average common shares outstanding	47,721	47,757	49,466

Net earnings per common share, basic	$1.21	$1.07	$1.93

Diluted EPS:
Weighted average common shares outstanding	47,721	47,757	49,466
Shares issued on assumed exercise of dilutive options	164	239	5,856
Shares purchased with assumed proceeds of options and unearned restricted shares	(43)	(250)	(5,191)
Shares contingently issuable	43	34	52

Shares applicable to diluted earnings	47,885	47,780	50,183

Net earnings per common share, diluted	$1.21	$1.07	$1.90

Unexercised employee stock options to purchase 6.8 million shares, 6.4 million shares, and 1.4 million shares of Valassis’ common stock as of December 31, 2007, 2006 and 2005, respectively, were not included in the computations of diluted EPS because the options’ exercise prices were greater than the average market price of our common stock during the respective periods.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(14) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 2007 and December 31, 2006.

	THREE MONTHS ENDED
(in millions of U.S. dollars, except for per share data)	Mar. 31	June 30	Sept. 30		Dec. 31
Fiscal Year Ended December 31, 2007 (1)

Revenues	$361.3	$612.1	$607.2		$661.5
Cost of sales	279.0	472.8	459.6		502.8
Net earnings	11.2	9.8	16.4		20.6
Net earnings per common share, diluted	0.23	0.20	0.34		0.43

	THREE MONTHS ENDED
(in millions of U.S. dollars, except for per share data)	Mar. 31	June 30	Sept. 30		Dec. 31
Fiscal Year Ended December 31, 2006

Revenues	$247.6	$260.6	$248.9		$286.4
Cost of sales	185.3	198.0	187.2		219.1
Net earnings	18.1	19.7	6.6	(2)	6.9	(3)
Net earnings per common share, diluted	$0.38	$0.41	$0.14		$0.14

(1)	Results reflect the acquisition of ADVO, Inc. on March 2, 2007.
(2)	Includes a $10.1 million charge, net of tax, incurred in relation to the ADVO acquisition, $8.8 million of which was related to termination of a swap contract and the premium on a swaption contract both entered into in contemplation of the necessary financing, as well as $1.4 million charge, net of tax, related to the close-down of both the French agency business and the eSettlement business unit of NCH.
(3)	Includes a $14.5 million charge, net of tax, incurred in relation to the ADVO acquisition.

(15) GUARANTOR AND NON-GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The following information is presented in accordance with Rule 3-10 of Regulation S-X. The operating and investing activities of the separate legal entities included in the consolidated financial statements are fully interdependent and integrated. Revenues and operating expenses of the separate legal entities include intercompany charges for management and other services. The 2015 Notes issued by Valassis are guaranteed by substantially all of Valassis’ existing and future domestic subsidiaries on a senior unsecured basis. Each of the subsidiary guarantors is 100% owned, directly or indirectly, by Valassis and has guaranteed the 2015 Notes on a joint and several, full and unconditional basis. Non-wholly-owned subsidiaries, joint ventures, partnerships and foreign subsidiaries are not guarantors of these obligations. The subsidiary guarantors also guarantee the senior secured credit facility described in Note 4.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

The following tables present the unaudited condensed consolidating balance sheets as of December 31, 2007 and December 31, 2006 and the related unaudited condensed consolidating statements of income for the twelve months ended December 31, 2007, 2006 and 2005 and unaudited condensed consolidating statements of cash flows for the twelve months ended December 31, 2007, 2006 and 2005.

Condensed Consolidating Balance Sheet

December 31, 2007

(in thousands)

Assets	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Current assets:
Cash and cash equivalents	$4,599	$95,754	$24,886	$—	$125,239
Accounts receivable, net	242,391	240,390	33,006	(297)	515,490
Inventories	33,748	9,613	230	—	43,591
Prepaid expenses and other	13,115	9,911	2,223	(5,870)	19,379
Income taxes refundable	19,266	(12,857)	144	—	6,553

Total current assets	313,119	342,811	60,489	(6,167)	710,252

Property, plant and equipment, net	28,946	264,074	11,531	—	304,551
Intangible assets, net	35,433	1,103,508	6,988	—	1,145,929
Investments	469,599	34,621	—	(497,061)	7,159
Intercompany note receivable	966,735	(966,664)	(71)	—	—
Other assets	22,069	490	106	(103)	22,562

Total assets	$1,835,901	$778,840	$79,043	$(503,331)	$2,190,453

Liabilities and Stockholders’ Equity	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Current liabilities:
Current portion, long-term debt	$30,900	$—	$—	$—	30,900
Accounts payable	210,257	113,204	15,989	(5,701)	333,749
Accrued expenses	52,514	59,551	17,165	(569)	128,661
Progress billings	26,441	10,118	9,057	—	45,616
Deferred income taxes	13,485	(10,785)	(230)	—	2,470

Total current liabilities	333,597	172,088	41,981	(6,270)	541,396

Long-term debt	1,279,640	—	—	—	1,279,640
Other non-current liabilities	17,094	9,506	2,426	—	29,026
Deferred income taxes	(14,321)	134,806	15	—	120,500
Stockholders’ equity	219,891	462,440	34,621	(497,061)	219,891

Total liabilities and stockholders’ equity	$1,835,901	$778,840	$79,043	$(503,331)	$2,190,453

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Condensed Consolidating Balance Sheet

December 31, 2006

(in thousands)

Assets	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Current assets:
Cash and cash equivalents	$21,463	$13,173	$17,983	$—	$52,619
Auction-rate securities	91,519	11,014	—	—	102,533
Accounts receivable, net	246,944	61,708	30,427	—	339,079
Inventories	25,834	—	—	—	25,834
Prepaid expenses and other	(5,043)	22,599	1,863	(2,738)	16,681
Deferred income taxes	1,094	494	201	—	1,789
Refundable income taxes	3,552	286	119	—	3,957

Total current assets	385,363	109,274	50,593	(2,738)	542,492

Property, plant and equipment, net	17,955	78,766	12,665	—	109,386
Intangible assets, net	35,656	90,765	6,988	—	133,409
Investments	216,595	31,696	—	(243,392)	4,899
Other assets	12,495	(1,244)	179	(190)	11,240

Total assets	$668,064	$309,257	$70,425	$(246,320)	$801,426

Liabilities and Stockholders’ Equity	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Current liabilities:
Accounts payable	$169,608	$81,822	$19,701	$(2,297)	$268,834
Accrued expenses	28,448	6,057	10,113	(490)	44,128
Progress billings	38,997	2,869	7,392	—	49,258

Total current liabilities	237,053	90,748	37,206	(2,787)	362,220

Long-term debt	259,931	—	—	—	259,931
Other non-current liabilities	—	6,672	1,523	—	8,195
Deferred income taxes	3,506	—	—	—	3,506

Stockholders’ equity	167,574	211,837	31,696	(243,533)	167,574

Total liabilities and stockholders’ equity	$668,064	$309,257	$70,425	$(246,320)	$801,426

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Income

Twelve Months Ended December 31, 2007

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Revenues	$720,948	$1,475,262	$91,859	$(45,898)	$2,242,171

Cost and expenses:
Cost of sales	616,861	1,074,504	68,714	(45,898)	1,714,181
Selling, general and administrative	49,020	276,651	28,634	—	354,305
Amortization of intangible assets	473	7,442	—	—	7,915

Total costs and expenses	666,354	1,358,597	97,348	(45,898)	2,076,401

Earnings (loss) from operations	54,594	116,665	(5,489)	—	165,770

Other expenses (income):
Interest expense	84,904	—	11	—	84,915
Intercompany interest	(63,208)	63,208	—	—	—
Other income, net	(2,718)	(4,699)	(588)	—	(8,005)

Total other expenses (income)	18,978	58,509	(577)	—	76,910

Earnings (loss) before income taxes	35,616	58,156	(4,912)	—	88,860

Income taxes	10,244	19,706	908	—	30,858
Equity in net earnings (loss) of subsidiary	32,630	(5,820)	—	(26,810)	0

Net earnings	$58,002	$32,630	$(5,820)	$(26,810)	$58,002

Condensed Consolidating Statement of Income

Twelve Months Ended December 31, 2006

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Revenues	$697,653	$284,842	$67,125	$(6,129)	$1,043,491

Cost and expenses:
Cost of sales	577,924	167,802	49,991	(6,129)	789,588
Selling, general and administrative	47,155	83,842	20,361	—	151,358
Amortization of intangible assets	556	—	—	—	556

Total costs and expenses	625,635	251,644	70,352	(6,129)	941,502

Earnings (loss) from operations	72,018	33,198	(3,227)	—	101,989

Other expenses (income):
Interest expense	24,737	—	12	—	24,749
Other income, net	(3,854)	(992)	(1,452)	—	(6,298)

Total other expenses (income)	20,883	(992)	(1,440)	—	18,451

Earnings (loss) before income taxes	51,135	34,190	(1,787)	—	83,538

Income taxes	27,707	3,192	1,357	—	32,256
Equity in net earnings (loss) of subsidiary	27,854	(3,144)	—	(24,710)	—

Net earnings (loss)	$51,282	$27,854	$(3,144)	$(24,710)	$51,282

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Income

Twelve Months Ended December 31, 2005

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Revenues	$771,828	$296,759	$67,646	$(5,190)	$1,131,043

Cost and expenses:
Cost of sales	618,951	170,958	51,612	(5,190)	836,331
Selling, general and administrative	28,335	91,318	23,003	—	142,656
Amortization of intangible assets	599	—	—	—	599

Total costs and expenses	647,885	262,276	74,615	(5,190)	979,586

Earnings (loss) from operations	123,943	34,483	(6,969)	—	151,457

Other expenses (income):
Interest expense	10,914	(73)	86	—	10,927
Other income, net	(4,309)	(122)	(1,264)	—	(5,695)

Total other expenses (income)	6,605	(195)	(1,178)	—	5,232

Earnings (loss) before income taxes	117,338	34,678	(5,791)	—	146,225

Income taxes	45,920	3,194	1,715	—	50,829
Equity in net earnings (loss) of subsidiary	23,978	(7,506)	—	(16,472)	—

Net earnings (loss)	$95,396	$23,978	$(7,506)	$(16,472)	$95,396

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

Twelve Months Ended December 31, 2007

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Operating activities
Net cash provided by operating activities	$60,739	$90,779	$5,314	$—	$156,832
Investing Activities
Additions to property, plant and equipment	(11,008)	(19,212)	(325)	—	(30,545)
Acquisition of ADVO, net of cash acquired	(1,187,874)	—	—	—	(1,187,874)
Purchases of auction rate securities	(146,262)	(10,073)	—	—	(156,335)
Proceeds from sales of auction rate securities	237,781	21,088	—	—	258,869
Investments and advances to affiliated companies	(1,000)	—	—	—	(1,000)
Other	(604)	—	—	—	(604)

Net cash used in investing activities	(1,108,967)	(8,197)	(325)	—	(1,117,489)

Financing Activities
Borrowings of long-term debt	1,130,000	—	—	—	1,130,000
Payment of debt issue costs	(19,212)	—	—	—	(19,212)
Repayment of long-term debt	(79,425)	—	—	—	(79,425)

Net cash provided by financing activities	1,031,363	—	—	—	1,031,363

Effect of exchange rate changes on cash	—	—	1,914	—	1,914
Net (decrease) increase in cash	(16,865)	82,582	6,903	—	72,620
Cash at beginning of period	21,463	13,173	17,983	—	52,619

Cash at end of period	$4,598	$95,755	$24,886	$—	$125,239

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

Twelve Months Ended December 31, 2006

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Operating Activities
Net cash provided by (used in) operating activities	$49,011	$8,175	$(7,380)	$—	$49,806

Investing Activities
Additions to property, plant and equipment	(8,045)	(7,613)	(598)	—	(16,256)
Purchases of auction rate securities	(587,521)	(41,570)	—	—	(629,091)
Proceeds from sales of auction rate securities	560,933	37,656	—	—	598,589
Investments and advances to affiliated companies	(4,000)	—	—	—	(4,000)
Other	202	—	—	—	202

Net cash used in investing activities	(38,431)	(11,527)	(598)	—	(50,556)

Financing Activities
Proceeds from issuance of common stock	5,752	—	—	—	5,752
Purchase of treasury shares	(3,913)	—	—	—	(3,913)
Repayment of long-term debt	(14,440)	—	—	—	(14,440)

Net cash used in financing activities	(12,601)	—	—	—	(12,601)

Effect of exchange rate changes on cash	—	—	1,650	—	1,650

Net decrease in cash	(2,021)	(3,352)	(6,328)	—	(11,701)
Cash at beginning of period	23,484	16,525	24,311	—	64,320

Cash at end of period	$21,463	$13,173	$17,983	$—	$52,619

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

Twelve Months Ended December 31, 2005

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Operating Activities
Net cash provided by operating activities	$97,976	$12,980	$5,233	$—	$116,189
Investing Activities
Additions to property, plant and equipment	(12,833)	(10,862)	(971)	—	(24,666)
Replacement equipment reimbursed by insurance companies from damage claims	—	—	(6,268)	—	(6,268)
Purchases of auction rate securities	(331,808)	(10,121)	—	—	(341,929)
Proceeds from sales of auction rate securities	369,744	3,021	—	—	372,765
Other	231	—	—	—	231

Net cash (used in) provided by investing activities	25,334	(17,962)	(7,239)	—	133

Financing Activities
Proceeds from issuance of common stock	33,580	—	—	—	33,580
Purchase of treasury shares	(169,037)	—	—	—	(169,037)

Net cash used in financing activities	(135,457)	—	—	—	(135,457)

Effect of exchange rate changes on cash	—	—	(1,759)	—	(1,759)
Net decrease in cash	(12,147)	(4,982)	(3,765)	—	(20,894)
Cash at beginning of period	35,631	21,507	28,076	—	85,214

Cash at end of period	$23,484	$16,525	$24,311	$—	$64,320

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Valassis Communications, Inc.

Livonia, Michigan

We have audited the accompanying consolidated balance sheets of Valassis Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule included in Exhibit 99.1 as Schedule II. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Valassis Communications, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payments to conform to Financial Accounting Standards Board (FASB) Statement No. 123R, Share-Based Payment. As discussed in Note 6 to the financial statements, effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 29, 2008, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Detroit, Michigan

February 29, 2008

(May 23, 2008 as to Note 12)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Valassis Communications, Inc.

Livonia, Michigan

We have audited the internal control over financial reporting of Valassis Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Management’s Report on Internal Control Over Financial Reporting, which is presented in Item 9a of the Company’s Annual Report on Form 10-K filed February 29, 2008. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial schedule as of and for the year ended December 31, 2007, of the Company, and our report dated February 29, 2008 (May 23, 2008 as to Note 12), expressed an unqualified opinion on those consolidated financial statements and financial statement schedule and included an explanatory paragraph relating to a change in the method of accounting for share-based payments to conform to Financial Accounting Standards Board (FASB) Statement No. 123R, Share-Based Payment, and the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ Deloitte & Touche LLP

Detroit, Michigan

February 29, 2008

Schedule II

VALASSIS COMMUNICATIONS, INC.

VALUATION AND QUALIFYING ACCOUNTS

Years Ended Dec. 31, 2007, 2006 and 2005

(in thousands of U.S. dollars)
	Balance at Beginning of Period		Charged to Costs and Expenses	Deductions(1)	Balance at End of Period
Allowance for doubtful accounts (deducted from accounts receivable):
Year ended Dec. 31, 2007	23,768	(2)	5,290	12,598	16,460
Year ended Dec. 31, 2006	5,101		1,128	1,228	5,001
Year ended Dec. 31, 2005	4,755		798	452	5,101

(1)	Accounts deemed to be uncollectible.
(2)	Includes $18,767 as the result of the acquisition of ADVO, Inc. on March 2, 2007